EXHIBIT 99-1


            (WISCONSIN PUBLIC SERVICE CORPORATION LETTERHEAD)





June 10, 1998
For Immediate Release                                       For information:
                                                   Wisconsin Public Service:
                              Doug Day, Nuclear Communications: 920-433-5528 The Public Service Media Hotline: 800-977-2250
                                          Alliant-Wisconsin Power and Light:
                         Pat McMahan, Corporate Communications, 608-252-3186
                                                   Madison Gas and Electric:
                         Steve Kraus, Corporate Communications, 608-252-7907


KEWAUNEE NUCLEAR PLANT OWNERS REACH PROPOSED AGREEMENT ON OWNERSHIP CHANGES

(Green Bay, WI) --The replacement of the steam generators at the Kewaunee Nuclear Power Plant will take place if a proposed agreement between the plant owners is approved by the Public Service Commission of Wisconsin (PSCW). The agreement was announced today by Wisconsin Public Service and Alliant Utilities-Wisconsin Power and Light. Under the agreement, current co-owner Madison Gas & Electric would no longer hold an ownership share of the plant once the steam generator replacement work begins.

The change in the ownership structure also requires the approval of the federal Nuclear Regulatory Commission (NRC).

Today's agreement, if approved, will result in Public Service assuming the entire 17.8% ownership interest of Madison Gas and Electric. This will increase Public Service's ownership share from the current 41.2% to 59%. Alliant Utilities-Wisconsin Power and Light will continue to own 41% of the plant. The total cost of the steam generator replacement project is expected to be about $90 million.

Pat Schrickel, president of Wisconsin Public Service Corporation, said, "The agreement is complicated, but it protects the interests of customers and stockholders of all three companies. And it keeps Kewaunee as a valuable asset and a clean, safe, economic source of electricity." The PSCW has already approved the proposed steam generator replacement project as the best option to ensure a reliable supply of electricity for the state.

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Agreement
June 10, 1998



"Kewaunee is critical for maintaining electric system reliability in Wisconsin," said William Harvey, president of Alliant Utilities-WP&L and executive vice president-generation for Alliant. "The plant provides a reliable, low-cost source of electricity, producing enough energy to meet the yearly demand of half-a-million Wisconsin residents."

"MGE will replace Kewaunee with other existing Wisconsin generation and with part of the new high-efficiency, gas-fired generation which will be on-line before the asset swap occurs," said Mark Williamson, senior vice president - energy services for Madison Gas and Electric. He said MGE's customers will continue to receive the high reliability they expect. MGE continues to believe that alternatives to Kewaunee are better for its customers and shareholders. "This agreement allows each company to pursue what each believes is best for its own customers and shareholders," said Williamson.

Public Service and Madison Gas and Electric will exchange assets to accomplish the ownership change. If the agreement is approved, Madison Gas and Electric will receive a portion of Public Service's ownership interest in a natural gas-fired combustion turbine generating plant. The exchange of ownership is expected to occur just before the steam generators are replaced in the spring of 2000.

The agreement is contingent upon the boards of directors of each company approving the asset exchange, finalizing purchased power agreements, amendments to the joint plant operating agreement required when ownership of the Kewaunee plant changes, and NRC approval of the ownership change. The agreement by Alliant-Wisconsin Power and Light and Public Service to replace the steam generators is contingent upon PSCW approval of the regulatory and ratemaking accounting treatment requested by the companies and of the proposed asset exchange.

The schedule for gaining approval of the proposed agreement is not yet known.

                            // END //